                                                                    Exhibit 23.4

                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


          We hereby consent to (i) the use in the Prospectus (the "Prospectus") constituting a part of the Registration Statement on Form S-1 Amendment Number 3, filed by Miller Exploration Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), of information contained in our reserve reports relating to the oil and gas net reserves and future net revenue, as of December 31, 1996 that includes the Amerada Hess acquisition as if it occurred before December 31, 1996 rather than the actual effective acquisition date of September 1, 1997 and excluding the acquisition cost, and September 30, 1997, of certain interests of the Company and the information derived from such reports, (ii) the inclusion of a summary of such reserve report as of September 30, 1997 as Appendix B to such Prospectus, (iii) all references to such summary reports and this firm in such Prospectus, and further consent to our being named as an expert therein, and (iv) the incorporation of this consent in any Registration Statement filed for the same offering pursuant to Rule 462(b) under the Act.


                                            MILLER AND LENTS, LTD.



                                            By  /s/ LARRY M. GRING
                                              ----------------------------------
                                                Larry M. Gring
                                                Senior Vice President


Houston, Texas
January 9, 1998